Exhibit 99.1

Dova Pharmaceuticals Reports Second Quarter 2018 Operating and Financial Results

DOPTELET approved by FDA on May 21, 2018

DOPTELET launched on June 4, 2018

Conference call scheduled for 4:30 p.m. ET today

Investor & Analyst Day scheduled for September 20, 2018 in NYC

DURHAM, NC, August 9, 2018 — Dova Pharmaceuticals, Inc. (NASDAQ: DOVA), a pharmaceutical company focused on acquiring, developing, and commercializing drug candidates for rare diseases where there is a high unmet need, today reported its operating and financial results for the second quarter ended June 30, 2018.

“In the second quarter, we achieved our most significant milestone in Dova’s corporate history with the approval and launch of DOPTELET in the United States” said Alex C. Sapir, President and Chief Executive Officer of Dova. “We are pleased with the feedback we are hearing from physicians both in terms of how the drug is performing clinically, as well as the reimbursement support their patients are receiving through DOVA1SOURCE.  This has translated to a high level of payer approval, as over 80% of referrals have been approved.  In addition, we remain well-positioned financially, with approximately $135M in cash and equivalents to fund the operational success of the company for the foreseeable future.”

DOPTLET® Launch Highlights

•                  On May 21st, DOPTELET® was approved by the U.S. Food and Drug Administration (FDA) for the treatment of thrombocytopenia in adult patients with chronic liver disease (CLD) who are scheduled to undergo a procedure. DOPTELET was launched in the United States on June 4th.

•                  A total of 148 health care professionals have prescribed DOPTELET to their patients since launch with an increasing number using DOPTELET for multiple patients within their practice.

•                  For prescriptions that have completed the adjudication process with payers, the Company has seen greater than 80% of those prescriptions approved by the payer with an average approval time of 6.9 days.

•                  The Company has made significant progress in its outreach efforts to target prescribers having reached 62% of top hepatologists an average of 3.1 times since launch.

•                  Pivotal Phase 3 data for DOPTELET were published in Gastroenterology (https://doi.org/10.1053/j.gastro.2018.05.025). The data were also highlighted at several key global scientific conferences including Digestive Disease Week (DDW) 2018, the 23rd Congress of the European Hematology Association (EHA), and the 64th International Society on Thrombosis and Haemostasis (ISTH).

Other Important Highlights for the Quarter

•                  On April 27th, the Company submitted a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) for DOPTELET for the treatment of thrombocytopenia in adult patients with CLD who are scheduled to undergo a procedure. The EMA has granted a Standard Review Assessment with a targeted decision date of July 2019.

•                  A supplemental New Drug Application (sNDA) for the treatment of patients with chronic immune thrombocytopenia (ITP) who have had an inadequate response to a previous treatment remains on track for submission to the FDA in the third quarter of 2018.

•                  The Company has initiated a Phase 3 clinical trial for the treatment of patients with chemotherapy-induced thrombocytopenia (CIT).

•                  The Company repaid, in full, the secured promissory note that was issued to Eisai on March 31, 2016 of $31.1 million. The Company refinanced a portion of the note by entering into a Loan and Security Agreement with Silicon Valley Bank (SVB) for $20.0 million on April 17, 2018. The loan matures on April 17, 2021 unless a specified revenue milestone is achieved in which case the maturity date will be extended to April 17, 2022.

•                  Nancy J. Wysenski, an industry veteran with over 30 years of commercial and sales leadership, joined the Company’s Board of Directors. As the former Chief Commercial Officer at Vertex, she was responsible for launching Incivek®, a treatment for hepatitis C, which is considered by many to be the most successful drug launch in U.S. history.

Dova will provide an update and additional details on DOPTELET’s launch activities during today’s call as well as at its upcoming Investor and Analyst Day scheduled for September 20, 2018 in New York City, New York. To RSVP for this event, please email John Woolford at john.woolford@westwicke.com.

Second Quarter and Financial Results

Dova reported a net loss of $20.0 million for the second quarter of 2018, compared to a net loss of $5.5 million for the same period in 2017.

For the second quarter of 2018, Dova reported net product sales from DOPTELET of $2.0 million. The Company recognizes revenue using the sell-in methodology when products are delivered to its specialty pharmacy partners. The majority of net sales recognized in the quarter were related to the initial stocking of DOPTELET at the specialty pharmacies.  In addition, in March 2018, Dova entered into an exclusive distribution agreement with Shanghai Fosun Pharmaceutical Industrial

Development Co., Ltd., (Fosun Pharma Industrial).  Dova received a $5.0 million upfront payment from Fosun Pharma Industrial of which $2.6 million was recognized as revenue during the second quarter of 2018.  There were no product sales or other revenue in the second quarter of 2017.

Cost of product sales for the second quarter were $0.5 million, of which approximately $0.3 million consisted of a one-time stock-based compensation charge.

Research and development expenses were $4.5 million in the second quarter of 2018, compared to $3.3 million for the same period in 2017. The increase was primarily due to the initiation of Phase 3 clinical trials to evaluate DOPTELET for patients with thrombocytopenia undergoing surgery regardless of disease etiology and chemotherapy-induced thrombocytopenia.

Selling, general and administrative expenses were $18.6 million in the second quarter of 2018, compared to $1.9 million for the same period in 2017. The increase was primarily due to building Dova’s commercial infrastructure to support the launch of DOPTELET, increased corporate infrastructure, and additional costs associated with operating as a public company.

As of June 30, 2018, Dova had $134.7 million in cash and equivalents compared to $94.8 million as of December 31, 2017.

Company to Host Conference Call

Dova will host a conference call today, August 9, 2018 at 4:30 p.m. ET to discuss second quarter 2018 financial results and recent operational highlights. A question-and-answer session will follow Dova’s remarks.

To participate on the live call, please dial 866-550-8145 (domestic) or +1-430-775-1344 (international) and provide the conference ID 9093837 five to 10 minutes before the start of the call.

A live audio webcast of the call will also be available via the “Investor Relations” page of the Dova website, www.dova.com. Please log on through Dova’s website approximately 10 minutes before the scheduled start time. A replay of the webcast will be archived on Dova’s website for 90 days following the call.

Indication and Important Safety Information

INDICATION

DOPTELET (avatrombopag) is indicated for the treatment of thrombocytopenia in adult patients with chronic liver disease who are scheduled to undergo a procedure.

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

DOPTELET is a thrombopoietin (TPO) receptor agonist and TPO receptor agonists have been associated with thrombotic and thromboembolic complications in patients with chronic liver disease.  Portal vein thrombosis has been reported in patients with chronic liver disease treated with TPO receptor agonists.  In the ADAPT-1 and ADAPT-2 clinical trials, there was 1 treatment-emergent event of portal vein thrombosis in a patient (n=1/430) with chronic liver disease and thrombocytopenia treated with DOPTELET.

Consider the potential increased thrombotic risk when administering DOPTELET to patients with known risk factors for thromboembolism, including genetic prothrombotic conditions (Factor V Leiden, Prothrombin 20210A, Antithrombin deficiency or Protein C or S deficiency).

DOPTELET should not be administered to patients with chronic liver disease in an attempt to normalize platelet counts.

CONTRAINDICATIONS:

None

ADVERSE REACTIONS

Most common adverse reactions (> 3%) were: pyrexia, abdominal pain, nausea, headache, fatigue, and edema peripheral.

Please see full Prescribing Information for DOPTELET (avatrombopag) www.doptelet.com

About Dova Pharmaceuticals, Inc.

Dova is a pharmaceutical company focused on acquiring, developing, and commercializing drug candidates for rare diseases where there is a high unmet need, with an initial focus on addressing thrombocytopenia. Dova’s proprietary pipeline includes one commercial product, DOPTELET, for the treatment of thrombocytopenia in adult patients with chronic liver disease scheduled to undergo a procedure.

Cautionary Notes Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “anticipated”, “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Dova’s current beliefs and expectations.  These forward-looking statements include expectations regarding the future success of DOPTELET and the timing of a submission of a sNDA for the treatment of patients with ITP.  These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements.  Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, increased regulatory requirements, Dova’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Dova’s Annual Report on Form 10-

K for the year ended December 31, 2017, filed with the U.S. Securities and Exchange Commission (SEC) on February 16, 2018, and Dova’s other periodic reports filed with the SEC.  Any forward-looking statements speak only as of the date of this press release and are based on information available to Dova as of the date of this release, and Dova assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Mark W. Hahn
Chief Financial Officer

(919) 338-7936
mhahn@dova.com

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)
Revenue
Product sales, net	$1,957	$—	$1,957	$—
Other revenue	2,627	—	2,627	—
Total revenue, net	4,584	—	4,584	—
Operating expenses:
Cost of product sales (see Note A)	519	—	519	—
Research and development (see Note A)	4,508	3,293	7,924	7,569
Selling, general and administrative (see Note A)	18,565	1,905	28,826	2,860
Total operating expenses	23,592	5,198	37,269	10,429
Loss from operations	(19,008)	(5,198)	(32,685)	(10,429)

Interest income and other income (expense), net	(195)	(14)	27	19
Interest expense	(454)	(295)	(769)	(521)
Total other expenses, net	(649)	(309)	(742)	(502)
Net loss	$(19,657)	$(5,507)	$(33,427)	$(10,931)

Net loss per share, basic and diluted	$(0.70)	$(0.32)	$(1.22)	$(0.63)
Weighted average common shares outstanding, basic and diluted	28,194,046	17,332,257	27,396,052	17,332,257

Note A

Stock-based compensation expense included in:

Cost of product sales	$292	$—	$292	$—
Research and development	582	130	1,012	130
Selling, general and administrative	3,318	489	5,703	489
Total stock-based compensation	$4,192	$619	$7,007	$619

Summary Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2018	2017
	(Unaudited)
Cash and equivalents	$134,695	$94,846
Total assets	$141,267	$96,379
Debt/Note, short-term and long-term	$20,150	$30,212
Total liabilities	$31,550	$35,197
Total stockholders’ equity	$109,717	$61,182